Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

RCS Capital Corporation

New York, New York

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-197148) and Form S-8 (No. 333-198064 and 333-194018) of RCS Capital Corporation of our report dated February 27, 2014, relating to the consolidated financial statements, which appear in this Form 8-K.

BDO USA, LLP

Richmond, Virginia

September 29, 2014